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                                                                    Exhibit 2.1


                           STOCK PURCHASE AGREEMENT



             THIS AGREEMENT is dated the 4th day of May, 2000, and entered into by and among Cohen Capital Technologies, L.L.C., a Missouri limited liability company ("COHEN CAPITAL"), Kirk C. Reivich, an individual ("REIVICH"), October Capital, L.L.C. ("OCTOBER CAPITAL") (collectively, together with Cohen Capital and Revich, "SELLERS"), SOLOSEARCH.COM, INC. ("CORPORATION"), PAN International Gaming, Inc., a Nevada corporation ("BUYER"), Jerry Cornwell, an individual and Clifford M. Johnston, an individual (collectively, together with Mr. Cornwell, the "PRINCIPALS").

             Sellers desire to sell, and Buyer desires to purchase all the issued and outstanding shares of capital stock (the "CAPITAL STOCK") of Corporation and Buyer is willing to acquire such interest of Sellers, for the consideration and on the terms and conditions hereinafter set forth (the "TRANSACTION").

             NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein set forth, Sellers, Buyer and the Principals, intending to be legally bound, represent, warrant and agree as follows:

SECTION 1.   DEFINITIONS.

             The following terms used in this Agreement shall have the meanings indicated below unless the context otherwise indicates:

             "AFFILIATE" means with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person.

             "BUSINESS" means the existing and prospective business, operations, facilities and other assets, financial condition, results of operations, finances, markets, products, competitive position, raw materials and other supplies, customers and customer relations and personnel of a company.

             "BUYER" shall have the meaning given in the heading to this Agreement.

             "BUYER'S CAPITAL STOCK" shall have the meaning set forth in
SECTION 2.2.

             "CAPITAL STOCK" shall have the meaning given in the recitals hereto.

             "CLOSING" and "CLOSING DATE" shall have the meanings set forth in
SECTION 3.

             "CLOSING VALUE" Shall have the meaning set forth in SECTION 2.

             "ENVIRONMENTAL LAWS" means any provision of past, present or future international, national, federal, state, local or any other governmental law, directive, statute, ordinance, regulation, code, standard or other legal requirement, or common law (including, but

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not limited to, common law that may impose strict liability) or any judgment, order, writ, notice, decree, permit, license, authorization, approval, consent, injunction, or agreement with any governmental authority, relating to any environmental, health or safety matters or conditions, Hazardous Materials, pollution, protection, preservation or restoration of the environment, including, without limitation, any sewer discharge permits or ordinances.


             "GAAP" means generally accepted accounting principles, consistently applied.

             "HAZARDOUS MATERIALS" shall have the meaning given in SECTION 5.11 of this Agreement.

             "MATERIAL ADVERSE EFFECT" shall mean the result of any change, event, occurrence or state of facts which is, or which would reasonably be expected to lead to, an adverse change in the business, assets, condition (financial or otherwise), financial position or results of a company which is material to the Business or such company taken as a whole, other than any change, event, occurrence or statement of facts (i) arising out of general economic or market conditions, (ii) arising out of the public announcement of the Transaction, or (iii) arising out of facts set forth on the disclosure schedules attached to this Agreement.

             "PERSON" means any individual, partnership, limited liability company, corporation, cooperative, trust, estate or other entity.

             "PROPORTIONATE INTEREST" of a Seller means the ratio equal to the number of shares of Capital Stock owned by a seller to the total number of shares of the Corporation that are issued and outstanding (as set forth in SECTION 2).

             "PURCHASE PRICE" shall have the meaning set forth in SECTION 2 of this Agreement.

             "SELLERS" shall have the meaning given in the heading to this Agreement.

             "TAX" shall mean any and all federal, state, local and foreign income, profits, franchise, sales, use, occupation, property, excise, employment and other taxes (including interest, penalties and withholdings of tax) of any kind and any liability arising under the escheat or unclaimed property laws of any state or other governmental authority.

             "TRANSACTION" shall have the meaning given in the recital to this Agreement.

SECTION 2.   SALE AND PURCHASE OF SHARES.

             2.1. SALE AND PURCHASE OF SHARES. On the Closing Date, upon the terms and conditions herein set forth. Buyer agrees to purchase from Sellers and Sellers agree to sell, transfer, convey and deliver an aggregate of 3,000,000 shares of the Capital Stock of the Corporation (the "SHARES"). At Closing Sellers shall designate to Buyer Sellers' Proportionate Interests.

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             2.2    PURCHASE PRICE; PAYMENT OF CONSIDERATION. The purchase
price (the "Purchase Price") for the Shares shall be as follows:

                    (a) Each Seller shall receive such Seller's Proportionate Interest of 4,850,000 shares of Buyer's Common Stock ("Buyer's Capital Stock")(and the stock certificates evidencing such stock shall be delivered at Closing); plus


                    (b) Each Seller shall receive its Proportionate Interest of $300,000, which amount shall be payable in cash at Closing by wire transfer of immediately available funds to an account designated by Sellers at least two (2) business days prior to the Closing Date.

             2.3 CLOSING VALUE; DETERMINATION OF BUYER'S CAPITAL STOCK. For purposes hereof the term "Closing Value" shall mean the average closing bid price of one (1) share of Buyer's Capital Stock as reported on the National Association of Securities Dealers ("NASD's") OTC Bulletin Board during the five
(5) consecutive trading day periods ending on the trading day prior to the Closing Date. If the Closing Value is less than Two Dollars ($2.00) per share, then the holders of a majority of the Shares may, at their discretion, elect by written Notice to Buyer (prior to Closing) (x) continue with the Transaction or
(y) elect to terminate this Agreement (if the Sellers do not provide notice of their election, they will be deemed to have elected (x) above).

SECTION 3.   CLOSING DATE.

             The transfer and exchange provided for in this Agreement (the "CLOSING") shall take place at the offices of Bryan Cave LLP at One Kansas City Place, 1200 Main Street, Kansas City, Missouri 64105, at 10 a.m., on May 19, 2000, or on such other date or at such other place as the parties may mutually agree (such date is herein called the "CLOSING DATE"). The cash portion of the Purchase Price will be deposited in escrow with Buyer's lawyers on May 13, 2000 (with interest being paid to the Sellers).

SECTION 4.   SELLERS' REPRESENTATIONS AND WARRANTIES.

             Each Seller hereby severally makes the following representations and warranties to Buyer and each of which is true and correct on the date hereof and will be true and correct on the Closing Date, each of which shall be unaffected by any investigation heretofore or hereafter made by Buyer and each of which shall survive the Closing and the Transaction:

             4.1 SELLERS. Such Seller is the owner, beneficially and of record, of shares of Capital Stock and Sellers together own all of the issued and outstanding stock of the Corporation. Such Seller has complete and unrestricted power to enter into this Agreement and all other agreements to be executed and delivered by such Seller hereunder, and to perform its obligations hereunder and thereunder. This Agreement has been, and all other agreements to be executed and delivered by such Seller hereunder will be prior to the Closing, duly authorized, executed and delivered by such Seller and constitutes legal, valid and binding obligations of such Seller and enforceable against such Seller in accordance with its terms. The execution and delivery of
















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this Agreement and all other agreements to be executed and delivered by such
Seller hereunder and the consummation of the transactions contemplated hereby and thereby by such Seller will not violate any provision of, or constitute a default under, any law, regulation, order or judgment or any contract or other agreement to which such Seller is a party or by which it is bound or conflict with such Seller's organizational documents (if applicable) or result in the creation or imposition of any lien, claim, charge or encumbrance of any nature whatsoever upon the Capital Stock. Neither the execution and delivery by such Seller of this Agreement, nor the consummation of the transactions contemplated by this Agreement, requires the consent or approval of, or the giving of notice by such Seller to, or the registration by such Seller with, or the taking of any other action by such Seller in respect of, any federal, state, or local governmental authority or any third party. Such Seller has not made any contract or agreement or granted any option to sell or otherwise transfer the Assets or the Capital Stock. The Capital Stock of the Corporation is owned by such Seller, and will be transferred to Buyer, free and clear of all liens, claims, encumbrances and charges and subject to no restrictions as to transferability.

SECTION 5.   COHEN CAPITAL'S REPRESENTATIONS AND WARRANTIES.

             Cohen Capital hereby makes the following representations and warranties to Buyer and each of which is true and correct on the date hereof and will be true and correct on the Closing Date, each of which shall by unaffected by any investigation heretofore or hereafter made by Buyer and each of which shall survive the Closing and the transactions contemplated hereby:

             5.1    CORPORATE.

                    (a) The Corporation is a non-reporting corporation duly organized, validly existing and in good standing under the laws of the State of Missouri and has all requisite corporate power and authority to own its property and operate its business as and where it is now being conducted.

                    (b) Except as set forth on Cohen Capital's Disclosure Schedule, the Corporation has no subsidiaries and owns no interest in any corporation, partnership, proprietorship or any other business entity.

                    (c) The entire authorized Capital Stock of the Corporation consists of Three Million (3,000,000) shares of common stock, having a par value of $.001 each, all of which shares are validly issued, fully paid and nonassessable. Except for options to Reivich, there are no outstanding or authorized options, warrants, agreements, subscriptions, calls, demands or rights of any character relating to the Capital Stock, whether or not issued, including, without limitation, securities convertible into or evidencing the right to purchase any Capital Stock or other securities of the Corporation.

             5.2 FINANCIAL STATEMENTS. The unaudited balance sheet of Corporation as of December 31, 1999 (the "UNAUDITED BALANCE SHEET DATE") and the statements of income for the fiscal year then ended present fairly the financial condition of the Corporation as of the date thereof and the results of its operations for the period(s) then ended provided that said financial


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statements lack footnotes. Except as set forth in Exhibit A hereto (the "COHEN
CAPITAL'S DISCLOSURE SCHEDULE"), the Corporation has no liabilities or obligations of any nature, whether absolute or contingent, accrued or otherwise, which are not shown or provided for on the unaudited balance sheet of the Corporation as of December 31, 1999, except for liabilities incurred in the ordinary course of business.

             5.3 ABSENCE OF CERTAIN EVENTS. Since the Unaudited Balance Sheet Date, except as set forth on Part 5.3 of Cohen Capital's Disclosure Schedule, the business of the Corporation has been operated only in the ordinary and normal course of business and there has not been any material adverse change in the financial condition, assets, liabilities, results of operations, business, prospects or condition, financial or otherwise, of the Corporation and there has been no occurrence, circumstance or combination thereof which might be expected to result in any such material adverse change before or after the Closing Date.

             5.4    TITLE TO AND CONDITION OF PROPERTIES.

                    (a) Except as set forth on Part 5.4 of Cohen Capital's Disclosure Schedule, the Corporation has good and marketable title to all of its real, personal and mixed properties (the "ASSETS") free and clear of all mortgages, liens, pledges, charges, claims, leases, restrictions or encumbrances of any nature whatsoever, and subject to no restrictions with respect to transferability.

                    (b) The accounts receivable of the Corporation as shown on its books and records have arisen in the ordinary cause of business, represent valid obligations owed to the Corporation and are recorded as accounts receivable on the books of the Corporation in accordance with generally accepted accounting principles ("GAAP").

             5.5    CONTRACTS AND COMMITMENTS.

                    (a) Except as set forth on Part 5.5 of Cohen Capital's Disclosure Schedule, the Corporation has no existing contracts with directors, officers, employees, managers, accountants, agents, lawyers or shareholders that are not cancelable by the Corporation on notice of not longer than thirty (30) days and without liability, penalty or premium.

                    (b) The Corporation has not given a power of attorney, which is currently in effect, to any person, firm or corporation for any purpose whatsoever.

                    (c) The Corporation has no collective bargaining or employment agreements, nor any agreements that contain any severance or termination pay liabilities or obligations, nor any bonus, vacation, deferred compensation, stock purchase, stock option, profit-sharing, pension, retirement or other employee benefit plans.

                    (d) The Corporation has not made any other contract or agreement or granted any option to sell or otherwise transfer the Assets or the Capital Stock.


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                    (e)   Part 5.5 of Cohen Capital's Disclosure Schedule
      contains a list of all contracts, leases, licenses, commitments and other agreements relating to the Assets and the operation of the business of the Corporation. To the knowledge of Cohen Capital, each of such contracts, leases, licenses, commitments and agreements is in full force and effect and constitute the legal, valid and binding obligations of all of the parties thereto. The Corporation is not in default and has not received or given any notice of default, and to Cohen Capital's knowledge no other party thereto is in default, under any such contract, lease, license, commitment or other agreement or under any other obligation relating to the Assets or the business of the Corporation.

             5.6 NO LITIGATION OR ADVERSE EVENTS. There are no outstanding orders, judgments, injunctions, awards or decrees of any court, arbitrator or governmental or regulatory body involving the Corporation. No suit, action or legal, administrative, arbitration or other proceeding or reasonable basis therefor, or, to the best of the Cohen Capital's knowledge, no investigation by any governmental agency, pertaining to the Corporation or the Assets or any change in the zoning or building ordinances affecting the properties or leasehold interests of the Corporation, is pending or, to the best of Cohen Capital's knowledge, has been threatened against the Corporation which could adversely affect the financial condition or prospects of the Corporation or the conduct of the business thereof or any of the Assets or materially adversely affect the ability of Sellers to consummate the transactions contemplated by this Agreement.

             5.7    INTANGIBLE PROPERTIES.

                    (a) To the knowledge of Cohen Capital, the Corporation has not infringed any patent or patent application, copyright or copyright application, trademark or trademark application or trade name or other proprietary or intellectual property right of any other person or received any notice of a claim of such infringement.

                    (b) Part 5.7 of Cohen Capital's Disclosure Schedule contains a true and accurate list of all patents, copyrights, trademarks, trade names and service marks, both foreign and domestic, owned, possessed or used by the Corporation.

                    (c) The Corporation has the rights to use all data and information (including without limitation confidential information, trade secrets and know-how) necessary to permit the conduct from and after the Closing Date of the business of the Corporation, as such business is and has been normally conducted.

             5.8    NO VIOLATION.

                    (a) The execution and delivery of this Agreement and all other agreements, instruments and documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby will not conflict with or violate or constitute a breach or default under the Articles of Incorporation or Bylaws of the Corporation or any provision of any mortgage, trust indenture, lien, lease, agreement, instrument, order, judgment, degree or other restriction of any kind or character to which the Corporation is subject or result in the creation or imposition or any lien, claim, charge


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or encumbrance of any nature whatsoever upon the Assets, the Capital Stock or the Corporation.

              (b) The Corporation has not violated, and is not currently in violation of and the consummation of the transactions contemplated hereby will not cause any violation or breach of, any zoning or building laws, statutes, ordinances or regulations or any health, safety or environmental laws, statutes, ordinances or regulations or any other laws, statutes, ordinances or regulations relating to the Corporation or the Assets or their use.

              (c) All licenses, permits, franchise and other governmental or quasi-governmental authorizations and approvals required or necessary for the Corporation to carry on its business have been obtained and are in full force and effect.

       5.9. TAX RETURNS AND TAX AUDITS.

              (a) All tax and information returns required to be filed by the Corporation on or prior to the Closing Date with respect to Taxes have been or will be timely filed with the appropriate government agencies and in all jurisdictions in which such returns are required to be filed and such returns and filings are substantially true, complete and correct.

              (b) All amounts shown on each of such returns have been paid or will be paid when due.

              (c) Any Taxes which at the Balance Sheet Date were not yet due and owing were adequately reflected on the Balance Sheet as a reserve for Taxes. There were no grounds for the assertion or assessment of any Taxes against the Corporation at the Balance Sheet Date other than those reflected or reserved against on the Balance Sheet.

              (d) The business of the Corporation is not, nor will it be, encumbered by any liens arising out of any unpaid Taxes and there are no grounds for the assertion or assessment of any liens against such business in respect of any Taxes (other than liens for Taxes if payment thereof is not yet required).

              (e) There is no action or proceeding or unresolved claim for assessment or collection, pending or threatened, by, or present or expected dispute with, any government authority for assessment or collection from the Corporation of any Taxes of any nature.

              (f) There is no extension or waiver of the period for assertion of any Taxes against the Corporation affecting its business.

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       5.10.  BOOKS AND RECORDS.

              (a) The books and records of accounts of the Corporation (i) are true, complete and correct, (ii) have been maintained in accordance with good business practices on a basis consistent with prior years, (iii) state in reasonable detail and accurately reflect the transactions and dispositions of the Assets of the Corporation, and (iv) accurately and fairly reflect the basis for the financial statements referred to in SECTION 5.2 above.

              (b) The minute book of the Corporation is complete and correctly reflects in all material respects all corporate actions taken by the board of directors of the Corporation and all committees thereof and by its shareholders.

       5.11.  ENVIRONMENTAL MATTERS.

              (a) The following terms shall have the meanings set forth below:

                     (i) "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

                     (ii) "CERCLIS" means the Comprehensive Environmental Response Compensation Liability Information System List.

                     (iii) "HAZARDOUS MATERIALS" means (i) any "hazardous substance" as defined by CERCLA; (ii) any "hazardous waste" or "petroleum," as defined by the Resource Conservation and Recovery Act, as amended; (iii) any petroleum product; (iv) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any other Environmental Law, as amended or hereafter amended; or (v) any radioactive material, including any source, special nuclear or by-product material as defined at 42 U.S.C. Section 2011, et seq., as amended or hereafter amended.

                     (iv) "RELEASE" means a "release," as such term is defined in CERCLA.

              (b) Except as disclosed on Part 5.11 of Cohen Capital's Disclosure Schedule, the Corporation:

                     (i) has complied during the past ten (10) years with all applicable legal requirements of any nature, including all applicable federal, state or local statutes, laws, ordinances, codes, rules and regulations (including consent decrees and administrative orders) concerning public health and safety or the protection of the environment, including, without limitation, requirements concerning discharges to the air, soil, surface water or ground water and concerning the generation, storage, treatment, disposal or remediation of any waste (collectively, "ENVIRONMENTAL LAWS"), and for dealing with, and the

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       regulation, storage, treatment and disposal of, Hazardous Materials, where failure to so comply would have a Material Adverse Effect;

                            (ii) has no owned property and, to the knowledge of Cohen Capital, no leased properties, that contains Hazardous Materials, polychlorinated biphenyls, asbestos, radon exceeding the action level established by the Environmental Protection Agency, urea formaldehyde foam insulation, or Hazardous Materials storage tanks, or which is otherwise not in compliance with any Environmental Law, where such would have a Material Adverse Effect;

                            (iii)  has not received any notice from any
       governmental authority or third party of any liability or condition that could give rise to a liability or an obligation to take remedial action or file reports under Environmental Law where such liability or obligation would have a Material Adverse Effect, and has no knowledge of any condition that could give rise thereto, and has never taken such action or filed such reports; and

                            (iv) has obtained, and has maintained in full force and effect and is in compliance with all necessary registrations, licenses, permits and approvals required by any Environmental Law, the failure of which to obtain or maintain would, individually or in the aggregate, have a Material Adverse Effect;

                     (c) The Corporation has not directly transported or directly arranged for the transportation of any Hazardous Material to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar federal or state list or which is the subject of any federal, state or local enforcement actions or other investigations which may lead to claims against the Corporation for any remedial work, damage to natural resources or personal injury, including claims under CERCLA, which claims would have a Material Adverse Effect.

              5.12.  COMPLIANCE: LICENSE AND PERMITS. Except as set forth on
Part 5.12 of Cohen Capital's Disclosure Schedule, Cohen Capital has complied and is in compliance in all material respects with all federal, state, local and foreign laws, ordinances, rules, regulations and orders applicable to the Corporation. There are no conditions relating to the Corporation, or relating to any of the Corporation's Assets or any appurtenances thereto or improvements thereon, that could reasonably be expected to lead to any material liability against Buyer for violation of any health or safety laws. The Corporation holds all federal, state, local and foreign governmental licenses, approvals and permits that are necessary to conduct its respective businesses as presently being conducted. Such licenses, approvals and permits are in full force and effect, no violations are or have been recorded in respect of any thereof, no proceeding is pending or, to the knowledge of Cohen Capital, threatened, to revoke or limit any thereof, and the consummation of the Transaction and the other transactions contemplated by this Agreement will not result in the non-renewal, revocation or termination of any such license, approval or permit.

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            5.13.  FULL DISCLOSURE. To the knowledge of Cohen Capital, neither any representation or warranty contained in this SECTION 5 nor any statement contained in the Schedules and Exhibits hereto contains any untrue statement of material fact necessary in order to make the statements herein or therein, in light of the circumstances under which it was made, not misleading.

            5.14.  OWNERSHIP OF PROPERTY. Except as set forth as set forth in
Part 5.14 of Cohen Capital's Disclosure Schedule, neither Sellers, nor any company controlled by any of them, own any property or assets which are used by the Corporation or are necessary in the conduct of the Corporation's business.

            5.15. PERMITS. The Corporation holds are material permits, licensees, registrations and authorizations necessary to own and operate its assets and conduct its business.

SECTION 6.  REPRESENTATIONS AND WARRANTIES BY THE PRINCIPALS.

            The Principals hereby jointly and severally make the following representations and warranties to the Sellers and each of which is true and correct on the date hereof and will be true and correct on the Closing Date, each of which shall be unaffected by any investigation heretofore or hereafter made by the Sellers and each of which shall survive the Closing and the transactions contemplated hereby:

            6.1.   BUYER'S SEC COMPLIANCE.

                   (a) Except as described in Exhibit B hereto (the "PRINCIPALS' DISCLOSURE SCHEDULE"), since January 1, 1995, Buyer has filed on a timely basis all reports, registration statements and filings that it was required to file with the Securities and Exchange Commission (the "SEC") under the 1933 Act and the 1934 Exchange Act.

                   (b) To the best of Principals' knowledge, neither Buyer's Report on Form 10-K for the years ended December 31, 1994-1999, nor any other document filed by Buyer with the SEC (including 10-Q's) contained a misstatement of a material fact or failed to state a material fact required to be stated therein or necessary to make the statements made therein not misleading as of the date such filing was made; provided, however, the Principals are making no representation regarding the accuracy or adequacy of any information regarding Corporation or Searchound.com, Ltd. ("Searchound") in any filings with the SEC.

                   (c) All filings required to be made by Buyer pursuant to Federal and State securities laws are current.

            6.2. DUE AUTHORIZATION AND VALIDITY OF AGREEMENT. The execution, delivery and performance of this Agreement and the other transactions contemplated hereby, are within Buyer's powers and have been duly and validly authorized by all necessary action by or on behalf of Buyer. Buyer has the requisite authority (or legal capacity, as the case may be) to enter into this Agreement and the other transactions contemplated hereby. This Agreement has been,


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and upon the Closing Date will have been, duly executed and delivered by Buyer, and constitutes the valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors' rights generally and by general principles of equity, whether considered in a proceeding a law or in equity.

       6.3. CAPITALIZATION. Part 6.3 of the Principles' Disclosure Schedule sets forth the authorized equity securities of Buyer, the total issued and outstanding shares which constitute Buyer's Capital Stock and to the best of Principals' knowledge, a list (including name and number of shares owned) of all persons owning 1% or more of the securities of Buyer. Except as disclosed in Buyer's S-8 filed April 26, 2000 or on Buyer's 10-K for 1999, there are no shares of Buyer's Capital Stock or other equity securities or other securities of Buyer which are issuable upon the exercise of warrants, conversion rights or options.

       6.4. FINANCIAL STATEMENTS. The audited consolidated financial statements of Buyer, for the years ended December 31, 1999, 1998 and 1997 and the unaudited consolidated financial statements of Buyer for the three-month period ending March 31, 2000 (the "BALANCE SHEET DATE"), copies of which constitute Part 6.4 of the Principals' Disclosure Schedule, were prepared in accordance with GAAP throughout the periods and with past periods, and fairly present, in all material respects, the consolidated financial position of Buyer as at the dates of such balance sheets, and the consolidated results of the operations and cash flows of Buyer for the periods ended on such dates. Except as set forth in Part
6.4 of the Principals' Disclosure Schedule, since the Balance Sheet Date, Buyer does not have (and as a result of the Transaction, will not incur) any liabilities or obligations of any nature (whether absolute, accrued, contingent, unasserted or otherwise, and whether due or to become due), except for liabilities and obligations incurred in the ordinary course of business consistent with past practice.

       6.5. NO LITIGATION OR ADVERSE EVENTS. There are no outstanding orders, judgments, injunctions, awards or decrees of any court, arbitrator or governmental or regulatory body involving Buyer. No suit, action or legal, administrative, arbitration or other proceeding or reasonable basis therefor, or, to the best of the Principals' knowledge, no investigation by any governmental agency, pertaining to Buyer or the Assets or any change in the zoning or building ordinances affecting the properties or leasehold interests of Buyer, is pending or, to the best of the Principals' knowledge, has been threatened against Buyer which could adversely affect the financial condition or prospects of Buyer or the conduct of the business thereof or any of the Assets or materially adversely affect the ability of Buyer to consummate the transactions contemplated by this Agreement.

       6.6. ENVIRONMENTAL MATTERS.

            (a) Except as disclosed on Part 6.6 to the Principals' Disclosure Schedule, Buyer and all of Buyer's predecessors (together the "RESPONSIBLE PARTIES"):

                 (i) have complied with all applicable legal requirements of any nature, including all applicable federal, state or local statutes, laws, ordinances, codes, rules and regulations (including consent decrees and administrative orders)



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        concerning public health and safety or the protection of the environment, including, without limitation, requirements concerning discharges to the air, soil, surface water or ground water and concerning the generation, storage, treatment, disposal or remediation of any waste (collectively, "ENVIRONMENTAL LAWS"), and for dealing with, and the regulation, storage, treatment and disposal of, Hazardous Materials;

                    (ii) have no owned property and, to the knowledge of Principals, no leased properties, that contains Hazardous Materials, polychlorinated biphenyls, asbestos, radon exceeding the action level established by the Environmental Protection Agency, urea formaldehyde foam insulation, or Hazardous Materials storage tanks, or which is otherwise not in compliance with any Environmental Law, where such would have a Material Adverse Effect;

                    (iii) have not received any notice from any governmental authority or third party of any liability or condition that could give rise to a liability or an obligation to take remedial action or file reports under Environmental Law, and has no knowledge of any condition that could give rise thereto, and has never taken such action or filed such reports;

                    (iv) have obtained, and has maintained in full force and effect and is in compliance with all necessary registrations, licenses, permits and approvals required by any Environmental Law; and

                    (v) have no liability of any kind or nature (including, without limitation) removal or clean-up obligations) arising under, pursuant to or in connection with any Environmental Laws.

             (b) Buyer has not directly transported or directly arranged for the transportation of any Hazardous Material to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar federal or state list or which is the subject of any federal, state or local enforcement actions or other investigations which may lead to claims against Buyer for any remedial work, damage to natural resources or personal injury, including claims under CERCLA, which claims would have a Material Adverse Effect.

        6.7. COMPLIANCE; LICENSE AND PERMITS. Buyer has complied and is in compliance with all federal, state, local and foreign laws, ordinances, rules, regulations and orders applicable to Buyer or its respective businesses relating to gambling and gaming.

        6.8. FULL DISCLOSURE. There is no fact known to the Principals which is reasonably likely to materially adversely affect Buyer's business or financial condition or any of its properties or assets which has not been set forth in this Agreement, including the Exhibits and Schedules, or the other documents furnished to the Sellers on or prior to the date hereof in connection with the transactions contemplated hereby.

              6.9. HSR. No filings pursuant to the Hart-Scott-Rodino Act are required as a result of the transaction contemplated hereby.

SECTION 7.    REPRESENTATIONS AND WARRANTIES BY BUYER.

              Buyer hereby makes the following representations and warranties to the Sellers and each of which is true and correct on the date hereof and will be true and correct on the Closing Date, each of which shall be unaffected by any investigation heretofore or hereafter made by the Sellers and each of which shall survive the Closing and the transactions contemplated hereby:

              7.1.   BUYER'S SEC COMPLIANCE.

                     (a) Except as described in the Principals' Disclosure Schedule, since January 1, 1995, Buyer has filed on a timely basis all reports, registration statements and filings that it was required to file with the Securities and Exchange Commission (the "SEC") under the 1933 Act and the 1934 Exchange Act.

                     (b) Neither Buyer's Report on Form 10-K for the years ended December 31, 1994-1999, nor any other document filed by Buyer with the SEC (including 10-Q's), contained a misstatement of a material fact or failed to state a material fact required to be stated therein or necessary to make the statements made therein not misleading as of the date such filing was made.

                     (c) All filings required to be made by Buyer pursuant to Federal and State securities laws are current.

              7.2. CORPORATE STATUS. Part 7.2 of the Principals' Disclosure Schedule contains a complete and accurate list of Buyer's jurisdiction of incorporation, other jurisdictions in which it is authorized to do business, and its capitalization (including the identity of each shareholder and the number of shares held by each person). Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Nevada, has the corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in such jurisdictions, which constitute all the jurisdictions in which such qualification is necessary because of the property owned, leased or operated by it or because of the nature of its business as now being conducted, except for any failure so to qualify or be in good standing which, individually, would not have a Material Adverse Effect on Buyer. True and complete copies of the Certificate of Incorporation and Bylaws of Buyer, as amended to the date of this Agreement, have been delivered to Sellers and the minute books and stock records of Buyer have been made available to Sellers.

              7.3. DUE AUTHORIZATION AND VALIDITY OF AGREEMENT. The execution, delivery and performance of this Agreement and the other transactions contemplated hereby, are within Buyer's powers and have been duly and validly authorized by all necessary action by or on behalf of Buyer. Buyer has the requisite authority (or legal capacity, as the case may be) to enter into this Agreement and the other transactions contemplated hereby. This Agreement has been, and upon the Closing Date will have been, duly executed and delivered by Buyer, and constitutes the valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors' rights generally and by general principles of equity, whether considered in a proceeding at law or in equity.

              7.4.   CAPITALIZATION.

                     (a) Part 6.3 of the Principles' Disclosure Schedule sets forth the authorized equity securities of Buyer, the total issued and outstanding shares which constitute Buyer's Capital Stock and a list of all persons owning 1% or more of the securities of Buyer. Those persons listed on such schedule are and will be on the Closing Date the lawful record and beneficial owners and holders of Buyer's Capital Stock. There are no shares of Buyer's Capital Stock or other equity securities or other securities of Buyer which are issuable upon the exercise of warrants, conversion rights or options. All of the outstanding equity securities of Buyer have been, and the shares of Buyer's Capital Stock to be issued to Sellers pursuant to this Agreement will be, duly authorized and validly issued, are, or will be at Closing, fully paid and nonassessable and are subject to no preemptive rights. There are no contracts, warrants, options, rights, agreements or other claims, arrangements or commitments of any kind or character, whether written or oral, relating to the issuance, registration, sale or transfer of any equity securities or other securities of Buyer.

                     (b) Except as set forth in Part 7.4 of the Principals' Disclosure Schedule, no equity securities or other securities of Buyer are issued, reserved for issuance or outstanding. Except as set forth in
       Part 7.4 of the Principals' Disclosure Schedule, there are no bonds, debentures, notes or other indebtedness or securities of Buyer having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Buyer may vote. Except as set forth in Part 6.4 of the Principals' Disclosure Schedule, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Buyer is a party or is bound obligating it to issue, deliver or sell, or cause to be issued, delivered or sold, equity securities or other securities or obligating it to issue, grant, extend or enter into any such security, option, warrant, call right, commitment, agreement, arrangement or undertaking. Except as set forth in Part 6.4 of the Principals' Disclosure Schedule, there are no outstanding rights, commitments, agreements, arrangements or undertakings of any kind obligating Buyer to repurchase, redeem or otherwise acquire any equity securities or other securities of Buyer or any securities of the type described in the two immediately preceding sentences. Except as set forth on Part 6.4 of the Principals' Disclosure Schedule, no former holder of a security of Buyer is, or will become, entitled to any payments with respect to such security.

              7.5. AFFILIATES, SUBSIDIARIES AND JOINT VENTURES; OTHER EQUITY INTERESTS. Except as disclosed on Part 7.5 of the Principals' Disclosure Schedule, there is no corporation or other entity in which Buyer owns, directly or indirectly, a controlling interest or a majority of the outstanding shares or other equity interest issued by such corporation or entity (each a "SUBSIDIARY"), nor does Buyer own any other capital stock, security, partnership interest or other interest of any kind, either direct or indirect, in any other Person (where "PERSON" means an individual, corporation, partnership, joint venture, association, limited liability company, trust, unincorporated organization or other entity). All Affiliates of Buyer are set forth on Part 7.5 of the Principals' Disclosure Schedule.

              7.6.   [INTENTIONALLY DELETED]

              7.7.   CONTRACTS, LEASES, AGREEMENTS AND OTHER COMMITMENTS.

                     (a) Except as set forth on Part 7.7 to the Principals' Disclosure Schedule, Buyer has no existing contracts with directors, officers, employees, managers, accountants, agents, lawyers or shareholders that are not cancelable by Buyer on notice of not longer than thirty (30) days and without liability, penalty or premium.

                     (b) Buyer has not given a power of attorney, which is currently in effect, to any person, firm or corporation for any purpose whatsoever.

                     (c) Buyer has no collective bargaining or employment agreements, nor any agreements that contain any severance or termination pay liabilities or obligations, nor any bonus, vacation, deferred compensation, stock purchase, stock option, profit-sharing, pension, retirement or other employee benefit plans.

                     (d) Buyer has not made any other contract or agreement or granted any option to sell or otherwise transfer the Assets or the Capital Stock.

                     (e) Part 7.7 to the Principals' Disclosure Schedule contains a list of all contracts, leases, licenses, commitments and other agreements relating to the Assets and the operation of the business of Buyer. To the knowledge of the Principals, each of such contracts, leases, licenses, commitments and agreements is in full force and effect and constitutes the legal, valid and binding obligations of all of the parties thereto. Buyer is not in default and has not received or given any notice of default, and to Principals' knowledge no other party thereto is in default, under any such contract, lease, license, commitment or other agreement or under any other obligation relating to the Assets or the business of Buyer.

                     (f) The name and location of each financial institution in which Buyer has an account or borrowing authority, and the names of the persons authorized to draw or borrow therefrom are listed on Part 7.7 to the Principals' Disclosure Schedule.

              7.8. NO LITIGATION OR ADVERSE EVENTS. There are no outstanding orders, judgments, injunctions, awards or decrees of any court, arbitrator or governmental or regulatory body involving Buyer. No suit, action or legal, administrative, arbitration or other proceeding or reasonable basis therefor, or, to the best of the Principals' knowledge, no investigation by any governmental agency, pertaining to Buyer or the Assets or any change in the zoning or building ordinances affecting the properties or leasehold interests of Buyer, is pending or, to the best of the Principals' knowledge, has been threatened against Buyer which could adversely affect the financial condition or prospects of Buyer or the conduct of the business thereof or any of the Assets or materially adversely affect the ability of the Buyer to consummate the transactions contemplated by this Agreement.

       7.9. CONFLICTING INTERESTS. Except as disclosed on Part 7.9 to the Principals' Disclosure Schedule, no director, officer, or, to the knowledge of the Principals, employee of Buyer, and no relative or Affiliate of any of the foregoing (a) has any interest in any material supplier or customer of Buyer or in any other Person with which Buyer conducts material business (including as a borrower from or lender to such Person) or is an officer, director, employee of or consultant to any such Person; (b) is indebted to Buyer or is a lender to Buyer; (c) owns, directly or indirectly, in whole or in part, any tangible or intangible property that Buyer uses in the conduct of its business; (d) has any cause of action or other claim whatsoever (other than claims in the ordinary course of employment for accrued benefits) against Buyer; (e) is a party to any transaction or agreement with Buyer (apart from such person's status as an employee or shareholder of such); or (f) has any business or other interest in conflict with the interests of Buyer that would have a Material Adverse Effect.

       7.10.  TAXES.

              (a) All tax and information returns required to be filed by Buyer on or prior to the Closing Date with respect to Taxes have been or will be timely filed with the appropriate government agencies and in all jurisdictions in which such returns are required to be filed and such returns and filings are substantially true, complete and correct.

              (b) All amounts shown on each of such returns have been paid or will be paid when due.

              (c) Any Taxes which at the Balance Sheet Date were not yet due and owing were adequately reflected on the Balance Sheet as a reserve for Taxes. There were no grounds for the assertion or assessment of any Taxes against Buyer at the Balance Sheet Date other than those reflected or reserved against on the Balance Sheet.

              (d) The business of Buyer is not, nor will it be, encumbered by any liens arising out of any unpaid Taxes and there are no grounds for the assertion or assessment of any liens against such business in respect of any Taxes (other than liens for the Taxes if payment thereof is not yet required).

              (e) The Transaction will not give rise to (i) the creation of any liens against the assets of Buyer in respect of any Taxes or (ii) the assertion of any additional Taxes against Buyer.

              (f) There is no action or proceeding or unresolved claim for assessment or collection, pending or threatened, by, or present or expected dispute with, any government authority for assessment or collection from Buyer of any Taxes of any nature.

              (g) There is no extension or waiver of the period for assertion of any Taxes against Buyer affecting its business.

       7.11. ACTIONS SINCE BALANCE SHEET DATE. Except as disclosed on Part 7.11 to the Principals' Disclosure Schedule, since the Balance Sheet Date, Buyer:

              (a) has not taken any action outside of the ordinary and usual course of business or inconsistent with past practice;

              (b) has not borrowed any money or become contingently liable for any obligation or liability of others;

              (c) has paid all of its debts and obligations as they became due;

              (d) has not incurred any debt, liability or obligation of any nature to any party except for obligations arising from the purchase of goods or the rendition of services in the ordinary course of business consistent with past practice;

              (e) has not waived any right or canceled any material debt or claim, which debt or claim, individually or in the aggregate, exceeds Twenty-Five Thousand Dollars ($25,000);

              (f) has not used its best efforts to preserve its business organization intact, to keep available the services of its employees, and to preserve its relationships with its customers, suppliers and others with whom it deals;

              (g) has not sustained a termination of its relationship with any customer, supplier or other person with whom it deals where such relationship is material to Buyer, and no such termination is anticipated;

              (h) has not paid, discharged, satisfied or settled any material claim of obligation, except in the ordinary course of business and consistent with past practice;

              (i) has not declared, set aside or paid any dividend or other distribution with respect to any of its equity securities (including Buyer's Capital Stock) or other securities or, directly or indirectly, redeemed, purchased or otherwise acquired any such securities;

              (j) has not issued, sold or entered into any contract for the issuance or sale, of any of its equity securities or other securities (including securities convertible into or exercisable for its equity securities);

              (k) has not sold, assigned, pledged, encumbered, transferred or otherwise disposed of any material asset(excluding in all events sales of assets no longer useful in the operation of the business and sales of inventory to customers in the ordinary course of business consistent with past practice), or sold, assigned, pledged, encumbered, transferred or otherwise disposed of any Intellectual Property;

              (l) has not created any claim on its property, except for claims created in the ordinary course of business consistent with past practice or which individually or in the aggregate would not have a Material Adverse Effect;

              (m) has not written down the value of any asset or written-off as uncollectible any accounts or notes receivable or any portion thereof, other than write-downs or write-offs which do not exceed Ten Thousand Dollars ($10,000), in the aggregate, as of the date of this Agreement and at the Closing Date;

              (n) has not made any material capital expenditure or commitment or addition to its property, plant or equipment other than in the ordinary course of business and consistent with its capital expenditure plan;

              (o) except in each case for regular annual increases, has not made any material or general increase in the compensation of its employees (including any increase pursuant to any written benefit or compensation plan, policy or arrangement of commitment), or any increase in such compensation or bonus payable to any officer, stockholder, director, consultant or agent having an annual salary or remuneration in excess of Forty Thousand Dollars ($40,000);

              (p) has not suffered any damage, destruction or loss not covered by insurance affecting any asset or property resulting in liability or loss in excess of Ten Thousand Dollars ($10,000);

              (q) has not made any change in its independent public accountants or any material change in its accounting methods or accounting practices or any material change in depreciation or amortization policies or rates;

              (r)  has not suffered any Material Adverse Effect;

              (s) has not effected any reduction in the period in which any receivables are payable, or otherwise accelerated any receivables or any collection efforts with respect to receivables not in the ordinary course and inconsistent with past practice;

              (t) not agreed, whether in writing or otherwise, to take any of the actions specified in the foregoing items (a) through (s).

              7.12.  ENVIRONMENTAL MATTERS.

                     (a) Except as disclosed on Part 6.6 to the Principals' Disclosure Schedule, Buyer and all of Buyer's predecessors (together the "RESPONSIBLE PARTIES"):

                            (i) have complied with all applicable legal requirements of any nature, including all applicable federal, state or local statutes, laws, ordinances, codes, rules and regulations (including consent decrees and administrative orders) concerning public health and safety or the protection of the environment, including, without limitation, requirements concerning discharges to the air, soil, surface water or ground water and concerning the generation, storage, treatment, disposal or remediation of any waste (collectively, "ENVIRONMENTAL LAWS"), and for dealing with, and the regulation, storage, treatment and disposal of, Hazardous Materials;

                            (ii) have no owned property and, to the knowledge of Principals, no leased properties, that contains Hazardous Materials, polychlorinated biphenyls, asbestos, radon exceeding the action level established by the Environmental Protection Agency, urea formaldehyde foam insulation, or Hazardous Materials storage tanks, or which is otherwise not in compliance with any Environmental Law, where such would have a Material Adverse Effect;

                            (iii)  have not received any notice from any
              governmental authority or third party of any liability or condition that could give rise to a liability or an obligation to take remedial action or file reports under Environmental Law, and has no knowledge of any condition that could give rise thereto, and has never taken such action or filed such reports;

                            (iv) have obtained, and has maintained in full force and effect and is in compliance with all necessary registrations, licenses, permits and approvals required by any Environmental Law; and

                            (v) have no liability of any kind or nature (including, without limitation) removal or clean-up obligations) arising under, pursuant to or in connection with any Environmental Laws.

                     (b) Buyer has not directly transported or directly arranged for the transportation of any Hazardous Material to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar federal or state list or which is the subject of any federal, state or local enforcement actions or other investigations which may lead to claims against Buyer for any remedial work, damage to natural resources or personal injury, including claims under CERCLA, which claims would have a Material Adverse Effect.

              7.13. EMPLOYMENT MATTERS. As of the date hereof, Buyer has approximately 7 employees and 2 consultants. Buyer has not had at any time during the last two (2) years, nor to the knowledge of the Principals is there threatened, any walkout, strike, picketing, work stoppage, work slowdown or any other similar occurrence relating to union activity which materially and adversely affects, or may materially and adversely affect, the assets, properties, business, operations or condition (financial or otherwise) of Buyer, or of any attempt to organize or represent the labor force of Buyer. Buyer has complied in all material respects with all applicable laws, rules and regulations relating to the employment of labor, including those relating to wages, hours, collective bargaining and the payment and withholding of taxes, and Buyer has withheld all amounts required by law or agreement to be withheld from the wages or salaries of its employees and Buyer is not liable for any arrears of wages or other taxes or penalties for failure to comply with any of the foregoing. There are no material controversies pending or threatened between Buyer and any of its employees or former employees. No union or other collective bargaining unit has been certified or recognized by Buyer as representing any of its respective employees.

              7.14.  BOOKS AND RECORDS.

                     (a) The books and records of accounts of Buyer (i) are true, complete and correct, (ii) have been maintained in accordance with good business practices on a basis consistent with prior years, (iii) state in reasonable detail and accurately reflect the transactions and dispositions of the Assets of Buyer, and (iv) accurately and fairly reflect the basis for the financial statements referred to in SECTION 6.4 above.

                     (b) The minute book of Buyer is complete and correctly reflects in all material respects all corporate actions taken by the board of directors of Buyer and all committees thereof and by its shareholders.

              7.15. CONFLICTS; CONSENTS. The execution, delivery and performance by Buyer of this Agreement and the other transactions contemplated hereby do not (a) conflict with or result in a breach of the Articles of Incorporation, Bylaws or other constitutive documents of Buyer, (b) conflict with, breach or result (with or without notice, the passage of time or both) in a default (or give rise to any right of termination, cancellation or acceleration) under any of the provisions of any note, bond, lease, mortgage, indenture, or any license, franchise, permit, agreement or other instrument or obligation to which Buyer is a party, or by which Buyer or its properties or assets are bound, except for such conflicts, breaches or defaults as to which requisite waivers or consents have been obtained before the Closing (which required waivers or consents are listed in Part 7.15 of the Principals' Disclosure Schedule, (c) violate any law, statute, rule or regulation or judgment, order, writ, injunction or decree applicable to Buyer or any of Buyer's properties or assets or (d) result in the creation or imposition of any claim upon any property or assets used or held by Buyer. No consent or approval by, or notification of or registration or filing with, any Person (including, without limitation, the filing under the Hart-Scott-Rodino Act of 1976, as amended) will be required in connection with the execution, delivery and performance by Buyer of this Agreement or the transactions contemplated hereby.

              7.16.  COMPLIANCE; LICENSE AND PERMITS. Except as set forth in
Part 7.16 of the Principals' Disclosure Schedule, Buyer has complied and is in compliance with all federal, state, local and foreign laws, ordinances, rules, regulations and orders applicable to Buyer or its respective businesses. There are no conditions relating to Buyer, or relating to any of Buyer's Assets or any appurtenances thereto or improvements thereon, that could reasonably be expected to lead to any material liability against any of the Sellers for violation of any health or safety laws. Buyer holds all federal, state, local and foreign governmental licenses, approvals and permits that are necessary to conduct its respective businesses as presently being conducted. Such licenses, approvals and permits are in full force and effect, no violations are or have been recorded in respect of any thereof, no proceeding is pending or, to the knowledge of Principals, threatened, to revoke or limit any thereof, and the consummation of the Transaction and the other transactions contemplated by this Agreement will not result in the non-renewal, revocation or termination of any such license, approval or permit.

              7.17. FULL DISCLOSURE. Neither any representation or warranty contained in this SECTION 6 nor any statement contained in the Schedules and Exhibits hereto contains any untrue statement of material fact necessary in order to make the statements herein or therein, in light of the circumstances under which it was made, not misleading. There is no fact known to Buyer or to the Principals which could materially adversely affect Buyer's business, prospects, financial condition or affairs or any of its properties or assets which has not been set forth in this Agreement, including the Exhibits and Schedules, or the other documents furnished to the Sellers on or prior to the date hereof in connection with the transactions contemplated hereby.

              7.18. HSR. No filings pursuant to the Hart-Scott-Rodino Act are required as a result of the transaction contemplated hereby

Section 8.    ACTIONS BY THE PARTIES PENDING CLOSING.

              From and after the date hereof and until the Closing Date the Parties jointly and severally warrant and agree that:

              8.1. FULL ACCESS. Sellers and Buyer and their authorized representatives shall have full access during normal business hours to all properties, books, records, contracts and documents of the Corporation and Buyer and each party shall furnish or cause to be furnished to the other party or its authorized representatives all information with respect to the affairs and business of the Corporation and Buyer as the parties hereto may reasonably request.

              8.2.   CARRY ON IN REGULAR COURSE. Except as set forth on
Schedule 8.2 hereto, the Corporation and Buyer shall carry on their business diligently and substantially in the manner as heretofore conducted and the Corporation and Buyer shall not make or institute any unusual or novel methods of purchase, sale, management, accounting or operation, except with the prior written consent of the other party. The Corporation and Buyer shall not enter into any contract or commitment to purchase or sell any equipment or machinery, capital assets or other assets (other than inventory) or engage in any transaction (including incurring any indebtedness) not in the usual and ordinary course of business without the prior written consent of the other party.

              8.3. GENERAL INCREASES LIMITED. Without the prior written consent of the other party, neither the Corporation nor Buyer shall increase or decrease the rates of pay of its employees or increase or decrease the fixed compensation payable or to become payable to any officer, director, employee or agent of the Corporation or Buyer or change or make any contract or commitment to increase or decrease the benefits or other compensation of any such officers, directors, employees or agents; and neither the Corporation nor Buyer shall pay or make a commitment to pay any bonus or commission to any officer, director, employee or agent thereof.

              8.4. PRESERVATION OF ORGANIZATION. Sellers and Principals shall use their best efforts to preserve the Corporation's and Buyer's respective business organization intact, to keep available their present employees and to preserve their present relationships with their suppliers, distributors and customers and others having business relations with them. Neither the Corporation nor Buyer will amend its Articles of Incorporation or Bylaws or make any changes in authorized or issued Capital Stock without the prior written approval of the other party.

              8.5. USE OF PROPERTY. All tangible property of the Corporation and Buyer will be used, operated, maintained and repaired in a careful and efficient manner.

              8.6. NO DEFAULT. Neither the Corporation nor Buyer shall act or omit to do any act, or permit any act or omission to act, which will cause a breach of any contract, commitment or obligation.


              8.7 DIVIDENDS. Neither the Corporation nor Buyer will declare or pay any dividend or make any distribution, directly or indirectly, in respect of their respective Capital Stock or other securities, nor will they directly or indirectly redeem, purchase, sell or otherwise acquire or dispose of their own stock. Notwithstanding the foregoing, prior to Closing, the Corporation may distribute to its shareholders all amounts paid by Revich to purchase the Capital Stock owned by him.

SECTION 9.    CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS.

              Each and every obligation of the Buyer to be performed on the Closing Date shall be subject to the satisfaction prior to or on the Closing Date of the following conditions, unless waived in writing by Buyer:

              9.1. REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties made by Sellers and Cohen Capital in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date, and Buyer shall receive a certificate from Sellers and Cohen Capital to that effect.

              9.2. COMPLIANCE WITH AGREEMENT. Sellers and the Corporation shall have performed and complied with all of their obligations under this Agreement which are to be performed or complied with by them prior to or on the Closing Date, and Buyer shall receive a certificate from Sellers to that effect.

              9.3. CORPORATE DOCUMENTS AND RESOLUTIONS. Cohen Capital and October Capital shall have delivered or caused to be delivered to Buyer (a) a certificate of incumbency,

(b) certified copies of the Organization and Operating Agreement, and resolutions of their Members or Managers (as appropriate) authorizing the execution, delivery and performance of this Agreement and authorizing the acts of its officers and employees in carrying out the terms and provisions hereof, and (c) certificates and telegrams from the proper state officials evidencing the good standing of Cohen Capital and October Capital in their states of organization.

              9.4. REVIEW OF ASSETS AND RECORDS. Buyer shall have the option to review or cause its representatives to review the Corporation's records and assets, and in the event Buyer exercises such option, Buyer shall be satisfied that such review indicates that the financial statements of the Corporation which have been delivered to Buyer accurately reflect the past results and the current financial condition of the Corporation's business to be acquired hereby.

              9.5. ACQUISITION OF SEARCHOUND.COM 2000, LTD. The Buyer shall have closed its acquisition of all of the issued and outstanding shares of common stock in Searchound.com 2000, Ltd.

SECTION 10.   CONDITIONS PRECEDENT TO SELLERS' OBLIGATIONS.

              Each and every obligation of Sellers and the Corporation to be performed on the Closing Date shall be subject to the satisfaction prior to or on the Closing Date of the following conditions, unless waived in writing by the
Sellers:

              10.1. REPRESENTATIONS AND WARRANTIES TRUE. Buyer's and Principals' representations and warranties contained in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date, and Sellers shall receive a certificate from the Principals to that effect.

              10.2. COMPLIANCE WITH AGREEMENT. Buyer and Principals shall have performed and complied with all its obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date, and Sellers shall receive a certificate from the Principals to that effect.

              10.3. CORPORATE DOCUMENTS AND RESOLUTIONS. Buyer shall have delivered or caused to be delivered to Sellers (a) a certificate of incumbency,
(b) certified copies of the Articles of Incorporation and Bylaws, and resolutions of its Board of Directors authorizing the execution, delivery and performance of this Agreement and authorizing the acts of its officers and employees in carrying out the terms and provisions hereof, and (c) certificates and telegrams from the proper state officials evidencing the good standing of Buyer.

              10.4. REVIEW OF ASSETS AND RECORDS. The Sellers shall have the option to review or cause its representatives to review Buyer's records and assets, and, in the event the Sellers exercise such option, the Sellers shall be satisfied that such review indicates that the financial statements of Buyer which have been delivered to the Sellers accurately reflect the past results and the current financial condition of Buyer's business to be acquired hereby.

              10.5. OPINION OF COUNSEL FOR BUYER. Sellers shall have received from David Levenson, counsel for Buyer, a written opinion, dated as of the Closing Date, addressed to Sellers and satisfactory to counsel for Sellers in form and substance.

              10.6. ACQUISITION OF SEARCHOUND.COM 2000, LTD. The Buyer shall close its acquisition of all of the issued and outstanding shares of common stock in Searchound.com 2000, Ltd. on substantially the terms and conditions represented by Buyer to Sellers and the Corporation.

              10.7. FINANCIAL CONDITION. As of the Closing, Buyer shall have no accounts payable and shall have at least $1,000,000 in cash.

              10.8. RELEASES. Buyer shall have received (in form and substance satisfactory to Sellers) complete releases in connection with (i) the $225,000 stipulation payable to Steve Roake and the sale of the 407,945 option shares for $428,342.25 in connection therewith and (ii) the Convertible Notes in the amount of approximately $395,250 (which shall be converted into 475,917 shares of common stock of Buyer).

              10.9. TAXES PAYABLE. All taxes payable for all periods ending prior to the Closing shall be paid in full.

              10.10. CANCELLED SHARES. Other than 59,571 shares, the remainder of the 3,200,000 shares of common stock of Buyer issued in connection with the Whitfield Holdings transaction shall be transferred to treasury shares and such transfer shall be confirmed in writing by the transfer agent.

              10.11. SEC. Buyer shall not have received any notice from the SEC regarding the accuracy or adequacy of any filings or reports made by Buyer prior to the Closing.

              10.12. BOARD APPROVAL. Corporation's Board of Directors shall have approved the transaction contemplated hereby.

              10.13. TAX RETURNS. Buyer shall have filed all tax returns for all periods ending prior to the Closing Date.

SECTION 11.   INDEMNIFICATION.

              11.1. INDEMNIFICATION. Sellers severally, but not jointly, Cohen Capital, Buyer and the Principals (as the case may be) ("INDEMNIFYING PARTY") agree to defend, indemnify and hold harmless the other party ("Indemnitee") and its officers, directors, employees, agents, representatives, successors and assigns from, against and in respect of any and all loss, liability and expense resulting from:

                     (a) Any and all loss, damage or deficiency resulting from any misrepresentation or breach of warranty or nonfulfillment of any obligation by Indemnifying Party under this Agreement or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished by Indemnifying Party pursuant to this Agreement (the parties acknowledge and agree that the Principals shall have no liability with respect to the adequacy or accuracy of any information distributed to Buyer's shareholders regarding Corporation or Searchound unless either Principal has actual knowledge that any of such information is inaccurate); and

                    (b) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses (including, without limitation, legal expenses and environmental assessments) incident to any of the foregoing provisions.

      11.2 PRE-CLOSING LIABILITIES. In addition to the foregoing provision, the Principals jointly and severally agree to defend, indemnify and hold harmless the Sellers from, against and in respect of any and all loss, liability and expense resulting from all liabilities and obligations of any kind or nature relating to or arising out of (i) the operations of the Buyer's business on or prior to the Closing Date and (ii) all acts, actions, omissions, events, facts or transactions of Buyer, the Principals or their agents or representatives prior to or on the Closing Date, in each case which are not specifically disclosed on the financial statements contained in Buyer's 10-K for the period ended December 31, 1999 or on the Principals' Disclosure Schedule, and (iii) the failure of Buyer to file tax returns for periods ending prior to the Closing Date. (The parties acknowledge and agree that the Principals shall have no liability with respect to the adequacy or accuracy of any information distributed to Buyer's shareholders regarding Corporation or Searchound except as provided in 11.1(a)above.)

      11.3 CLAIMS. If any Indemnitee receives notice of any claim or the commencement of any action or proceeding with respect to which the Indemnifying Party is obligated to provide indemnification pursuant to SECTION 11.1, the Indemnitee shall promptly give the Indemnifying Party notice thereof. Such notice shall be a condition precedent to any liability of the Indemnifying Party under the provisions for indemnification contained in this Agreement and shall describe the claim in reasonable detail and shall indicate the amount (estimated if necessary) of the loss that has been or may be sustained by the Indemnitee. The Indemnifying Party may elect to compromise or defend, at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel, any such matter involving the asserted liability of the Indemnitee; provided, however, that to the satisfaction of the Indemnitee, the Indemnifying Party shall indemnify and secure the Indemnitee against such contested claims and for the expenses of contesting and defending the claims. If the Indemnifying Party elects to compromise or defend such asserted liability, it shall within thirty
(30) days (or sooner, if the nature of the asserted liability so requires) notify the Indemnitee of its intent to do so, and the Indemnity shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defend against, any such asserted liability. If the Indemnifying Party elects not to compromise or defend against the asserted liability, or fails to notify the Indemnitee of its election as herein provided, the Indemnitee may, if acting in accordance with its good faith business judgment, pay, compromise or defend such asserted liability, and such settlement shall be binding on the Indemnifying Party for purposes of this SECTION 11. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnitee may settle or compromise any claim over the objection of the other; provided, however, that consent to settlement or compromise shall not be unreasonably withheld. In any event, the Indemnitee and the Indemnifying Party may each participate, at its own expense, in the defense of such asserted liability. If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense.

      11.4. COSTS. If any legal action or other proceeding is brought for the enforcement or interpretation of any of the rights or provisions of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and all other costs and expenses incurred in that action or proceeding, in addition to any other relief to which it may be entitled. Notwithstanding anything else herein to the contrary, the Seller's liability under this SECTION 11 shall not exceed the amount received as the Purchase Price. In the event that Sellers indemnify the Principals hereunder, Sellers may satisfy such claim by returning Buyer's Capital Stock.

      11.5. LIMITATIONS ON AMOUNT. Notwithstanding anything else to the contrary herein, the Sellers shall have no liability (for indemnification or otherwise) with respect to the matters described in this SECTION 11 until the total of all damages with respect to such matters exceeds $25,000; provided, however, that once the damages exceed said amount then Sellers will be liable for all such damages; provided further however, that the aggregate liability hereunder for all Sellers shall not exceed the lesser of $5,000,000 or the value of the Buyer's Capital Stock received by Sellers calculated at the time indemnity claims are made (with the amount of any prior indemnity claims that have been paid being subtracted from said value). Further, the Principals shall have no liability (for indemnification or otherwise) with respect to the matters described in this Section 10 until the total of all damages with respect to such matters exceed $25,000; provided, however, that once the total damages exceeds said amount, then the Principals will be liable for all damages.

SECTION 12.  ADDITIONAL COVENANTS.

      12.1 FURTHER ASSURANCE. The parties hereto shall execute and deliver or cause to be executed and delivered such further instruments and take such other action as the other parties may reasonably require to remedy any misrepresentation or any breach of warranty made by such party herein and to more effectively carry out the transfer of the Capital Stock and the consummation of the matters contemplated by this Agreement.

      12.2 CONFIDENTIAL INFORMATION. The parties hereto agree not to communicate, divulge or use for the benefit of any person, firm, partnership or corporation any of the trade secrets, business methods, business records and files, customer lists, promotional materials, product specifications, drawings and prototypes, price lists, instruction manuals, reports, or any other confidential or proprietary information of any type or description of the other parties hereto, without such other parties' written consent.

SECTION 13.  TERMINATION AND ABANDONMENT.

      This Agreement may be terminated and abandoned on or prior to the Closing Date as follows: (a) by mutual consent of all parties hereto, (b) by Sellers if the conditions precedent contained in SECTION 10 hereof have not been fulfilled or waived in writing on or prior to the Closing Date or if the Closing Value does not meet the values specified in SECTION 2, (c) by Buyer if the conditions precedent contained in SECTION 9 hereof have not been fulfilled or waived in writing on or prior to the Closing Date, or (d) by Buyer or Sellers if the Closing has not occurred by June 30, 2000. In the event of termination by any party as provided above, written notice shall promptly be given to the other party and each party shall pay its or his own expenses incident to the preparation for the consummation of this Agreement and the transactions contemplated hereby; provided, however, a termination under the provisions of this SECTION 13 shall not prejudice any claim for damages that any party may have hereunder or in law or in equity.

SECTION 14.  MISCELLANEOUS.

      14.1. ASSIGNMENT. This Agreement shall not be assigned by any party without the prior written consent of each of the other parties and any attempted assignment without such written consent shall be null and void and without legal effect.

      14.2. GOVERNING LAW. This Agreement shall be governed by and construed and interpreted in accordance with the law of the State of Missouri applicable to agreements made and to be performed entirely within such state, including all matters of enforcement, validity and performance.

      14.3. AMENDMENT AND MODIFICATION. Buyer and Sellers may amend, modify and supplement this Agreement in such manner as may be mutually agreed by them in writing.

      14.4. NOTICES. All notices, requests, demands and other communications hereunder shall be deemed to duly given if delivered by hand, if sent by facsimile (with receipt electronically confirmed and hard copy sent by mail) or if mailed by certified mail with postage prepaid as follows:


      If to Sellers:


             SoloSearch.com, Inc.
             1700 Wyandotte
             Kansas City, Missouri 64104
             Attn: Brad Cohen


      If to Buyer or the Principals:


             PAN International Gaming, Inc.
             74-133 El Paso, Suite 9
             Palm Desert, California 92260

              Attn: Clifford Johnston

or to such other address as any party may provide to the other in writing.

       14.5 ENTIRE AGREEMENT. This instrument embodies the entire agreement between the parties hereto with respect to the transactions contemplated herein, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein.

       14.6 SUCCESSORS AND COUNTERPARTS. This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and to their respective successors and assigns and may be executed in two or more counterparts each of which shall be deemed an original but all of which together shall constitute but one and the same instrument.

       14.7 HEADINGS. The headings used in this Agreement are for convenience only and shall not constitute a part of this Agreement.

       14.8 EXHIBITS AND SCHEDULES. All of the exhibits and schedules attached hereto are incorporated herein and made a part of this Agreement by reference thereto.

       14.9 NEGOTIATED TRANSACTION. The provisions of this Agreement were negotiated by the parties hereto and said Agreement shall be deemed to have been drafted by all the parties hereto.

                            [Signature Page Follows]

              IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                   BUYER:

                                   PAN INTERNATIONAL GAMING, INC.

                                   By: /s/ JERRY CORNWELL
                                      ----------------------------------

                                   Printed Name: JERRY CORNWELL
                                                ------------------------

                                   Title: PRESIDENT & CEO
                                         -------------------------------


                                   PRINCIPALS:

                                   /s/ JERRY CORNWELL
                                   -------------------------------------
                                   Jerry Cornwell

                                   /s/ CLIFFORD M. JOHNSTON
                                   -------------------------------------
                                   Clifford M. Johnston


                                   SELLERS:

                                   COHEN CAPITAL TECHNOLOGIES, L.L.C.

                                   By: /s/ BRAD COHEN
                                      ----------------------------------

                                   Printed Name: Brad Cohen
                                                ------------------------

                                   Title: President
                                         -------------------------------


                                   /s/ KURK C. REVICH
                                   -------------------------------------
                                   Kurk C. Revich

                                   SOLOSEARCH.COM, INC.

                                   By: /s/ BRAD COHEN
                                      -------------------------------


                                   Printed Name: BRAD COHEN
                                                ---------------------


                                   Title: PRESIDENT
                                         ----------------------------



                                   OCTOBER CAPITAL, L.L.C.

                                   By: /s/ LANCE LEMAY
                                      -------------------------------


                                   Printed Name: LANCE LEMAY
                                                ---------------------


                                   Title: MANAGER
                                         ----------------------------

                      COHEN CAPITAL'S DISCLOSURE SCHEDULE

5.1   Corporate.
FrameCast $140,000 Convertible Debenture Note
GlobalNet Financial 3,333 shares of Stock

5.4--Cohen Capital has a lien on all of Corporation's assets

5.5   Contracts and Commitments.
1. Global Net Contract
2. FrameCast Contract
3. Bhaskar Contract
4. Kirk Reivich Contracts - Employment and Option
5. Neutral Technology, LLC Contract
6. Month to Month Lease for 1700 Wyandotte (Corporate Offices)
7. Note and Security Agreement with Cohen Capital Technologies, LLC

                        PRINCIPAL'S DISCLOSURE STATEMENT
                          RE: STOCK PURCHASE AGREEMENT


6.1(a) and 7.1(a)

      Buyer did not file the following reports on a timely basis, but did file them on February 3, 1998 all at one time.

      12-31-94 10-KSB/A
      03-31-95 10-QSB
      06-30-95 10-QSB
      09-30-95 10-QSB
      12-31-95 10-KSB
      03-31-96 10-QSB
      06-30-96 10-QSB
      09-30-96 10-QSB
      12-31-96 10-KSB
      03-31-97 10-QSB
      06-30-97 10-QSB
      09-30-97 10-QSB
      12-31-97 10-KSB

7.2

      Buyer was incorporated in Nevada on October 28, 1998.

      Buyer is not authorized to do business in any other jurisdiction.

      As of April 13, 2000 buyer had 4,508,413 common shares outstanding. Transfer agent shows 4,515,121, which we have not yet reconciled.

6.2 and 7.3

      None.

6.3 and 7.4(a)

      Buyer has 40,000,000 common shares authorized and 10,000,000 preferred shares authorized. As of April 13, 2000 buyer had 4,508,413 common shares issued and outstanding. Transfer agent shows 4,515,121, which we have not yet reconciled.

      Other than what shows on the transfer agent list, we do not have a list of 1% shareholders because of stock held in street name.

6.4

      To the best of our knowledge, all financial statements were prepared in accordance with GAAP.

7.4(b)

      Buyer has no equity securities reserved for issuance other than:

      13,500,000    stockholders of SearchHound.com, Ltd.
       4,850,000    stockholders of SoloSearch.com, Inc.
         500,000    S-8 registration statement
         475,917    settlement of convertible notes debt
       1,700,000    506 Reg D private placement at $1.00 per share or $1.50 or higher

7.5

      Affiliates of Buyer include:

      Jerry Cornwell
      Clifford M. Johnston
      Judy Morton Johnston

      TCKTS, L.L.C. dba Bristol Media, Ltd. (Jerry Cornwell, Clifford M.
             Johnston and Judy Morton Johnston)
      Valhalla Financial Group, L.L.C. (Jerry Cornwell, Clifford M. Johnston and
             Judy Morton Johnston)
      XXX Enterprises Corp. (Jerry Cornwell)
      4 Point Lake, L.L.C. (Clifford M. Johnston and Judy Morton Johnston)

7.6

      Deleted.

7.7   (a)    Buyer has eight contracts outstanding: 6 employment contracts and 2 consulting contracts, all funded with the company's S-8 registration statement filed with the SEC on April 26, 2000.

      (b)    None.

      (c)    None.

      (d)    None.

       (e) Convertible note settlement agreements (7); Stipulated judgement payable - Stephen M. Roake; One account payable - William L. Butcher, CPA; One judgment payable - Short Cressman (1995).

       (f) Checking account with Wells Fargo Bank, Heights Branch, 7009 212th Street SW, Edmonds, Washington 98026 under the name of PAN Environmental Corporation, account number 0224 717140. The sole signer on the account is Judy Morton Johnston, Assistant Secretary/Assistant Treasurer of the corporation.

6.5 and 7.8

       Judgment for $33,000 to Short, Cressman Attorneys will be settled prior to 5-13-2000.

       Convertible notes (7) will be settled for stock prior to 5-13-2000.

       PAN's lawsuit against Tim Shiah seeking $10,000,000 in damages and Shiah's counterclaim seeking $500,000 in damages both will be dismissed with prejudice prior to 5-13-200.

       Stipulated judgment for $225,000 to Stephen Roake will be paid prior to 5-13-2000.

7.9

       Buyer has had an agreement with TCKTS, L.L.C. dba Bristol Media, Ltd (owned by Jerry Cornwell, Clifford M. Johnston and Judy Morton Johnston) to supply I/R services from 1-1-98 to 1-1-2000. The agreement has not been extended.

7.10(a)

       No tax returns have been filed. However, will attempt to prepare and file prior to 5-13-2000. In any event, the NOL carryforward will disappear due to the change in ownership.

7.11

       (a) Payroll taxes for 1993 of $7,078.25 and for 1994 of $371.71 will be paid prior to 5-13-2000.

       (b) Convertible note amounts of $395,250 settled for 475,917 common shares to be completed prior to 5-13-2000.

       (c) Attorneys' fees owed to McGuire Woods of $44,395.03, plus ongoing attorneys' fees for David Levenson incident to these transactions will be paid out of $200,000 506 Reg D re: Max Herndl.

       (d)    None.

       (e) Convertible note amounts of $395,250 settled for 475,917 common shares to be completed prior to 5-13-2000.

       (f)    None.

       (m) The escrow shares reserved for debt settlement shown on balance sheet have been used to settle out cash loans by TCKTS, L.L.C., the Short Cressman 1995 judgment, the 1993 and 1994 payroll taxes, and audit fees to William L. Butcher.

       (o) S-8 registration statement for 6 employment contracts and 2 consulting contracts to be paid with issuance of 500,000 shares.

6.6 and 7.12

       To the best of our knowledge, the three subsidiaries (Northwest Specialties, Advantage Systems, and MRR Industries) that PAN owned from mid-1993 to December 31, 1994 all complied with all environmental matters. We divested all subsidiaries on January 2, 1995. These subsidiaries did almost no business during this period due to lack of financing.

6.7

       To the best of our knowledge, since we were not in the gambling business but only a software and hardware provider, we complied with all rules, regulations and laws related to gambling and gaming.